Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D and any amendments thereto with respect to the common stock of Minera Andes Inc. and agree that this Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the filing related to such person, but shall not be responsible for the completeness and accuracy of information concerning the other parties hereto, except to the extent that it knows or has reason to believe that such information is inaccurate.

The undersigned hereby appoint US Gold Corporation, Perry Ing and Nils Engelstad, and each of them individually, as attorneys-in-fact and agents, to execute on the undersigned’s behalf and to file with the Securities and Exchange Commission, and such other exchanges or regulatory authorities as may be appropriate, if any, any and all Schedule 13D filings and amendments and documents relating thereto required to be filed under the Act, with full authority to do every act necessary to be done in order to effectuate the same for and on behalf of the undersigned. This power of attorney shall remain in full force and effect until revoked in writing by the undersigned.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of September 26, 2011.

US GOLD CORPORATION

By:	/s/ Perry Ing
Name:	Perry Ing
Title:	Chief Financial Officer

/s/ Leanne Baker
LEANNE BAKER

/s/ Michael Stein
MICHAEL STEIN